Exhibit 99.1

PRESS RELEASE - FOR IMMEDIATE RELEASE

INYX ANNOUNCES ELECTION OF TWO NEW OUTSIDE DIRECTORS
AT ITS ANNUAL MEETING

NEW YORK - August 24, 2006 - Inyx, Inc. (OTC BB: IYXI), a specialty pharmaceutical company focused on niche drug delivery technologies and products, announced today at its Annual Meeting of Stockholders held here in New York City that its stockholders have elected two new outside directors to the company’s board of directors. The two new outside directors − Roger G. Harrison, Ph.D. and Peter Littmann, Ph.D. − join Inyx’s re-elected directors, increasing the number of directors to seven and increasing the independent directors to four. The approval vote for all of the directors averaged approximately 96%.

In addition, Inyx reported at its annual meeting that stockholders also overwhelmingly approved the other two items up for vote: adoption of the 2005 Equity Incentive Plan authorizing six million shares of Inyx common stock to be issued; and conversion of the company’s state of incorporation from Nevada to Delaware.

In announcing the election of Dr. Harrison and Dr. Littmann to Inyx’s board, Jack Kachkar, M.D., Chairman & CEO of Inyx, Inc., said, “We are very pleased to have these two distinguished men join as outside directors. Dr. Harrison’s long and expansive experience in the pharmaceutical industry will provide invaluable counsel. Dr. Littmann’s broad business experience in Europe, and particularly in Germany, will also be an invaluable addition to Inyx, particularly with our company’s pending German acquisition.”

Dr. Harrison has over 30 years of experience in the pharmaceutical industry. Currently, he serves as Associate Consultant with Plexus Ventures LLC; Chairman of the Board, Advanced Respiratory Technologies; Board Chairman and Chair of the Scientific Advisory Board, Performance Health Technologies; and Member of the Board, Macromed, Inc. From 2001 to 2004, he was President and CEO of Antares Pharma, Inc. Between 1984 and 2001, he held various scientific and business management positions at Eli Lilly and Company. From 1972 to 1984, he served in various scientific research and management positions at the Lilly Research Centre in the United Kingdom. Dr. Harrison holds numerous patents and has published widely. He holds a Ph.D. in Organic Chemistry from the University of Leeds, United Kingdom, and conducted postdoctoral research at the University of Zurich, Switzerland.

Dr. Littmann has been Chairman and CEO of Brandinsider GmbH, a brand strategy consulting company based in Hamburg, Germany, since 2001. He is also a Professor of Marketing at the University of Witten/Herdecke, Witten, Germany. He serves as a Member of the Supervisory Board of Ciba Specialty Chemicals AG and as a Member of the Board of Ruckstuhl AG and Charles Vögele Holding AG. In addition, he is a Member of the Advisory Board of Nijenrode University, The Netherlands. From 1997 to 1999, Dr. Littmann served as Chairman and CEO of Wünsche AG. He was Chairman and CEO of Hugo Boss AG, from 1993 to 1997. He held various positions, including Member of the Executive Board, General Partner, and President and CEO, at Vorwerk & Co., from 1981 to 1993. Earlier in his career, Dr. Littmann served as Executive Director of Rosenthal AG and as President of a division of Girmes AG. He holds a Ph.D. in Economics from the University of Innsbruck in Austria.

About Inyx

Inyx, Inc. is a specialty pharmaceutical company with niche drug delivery technologies and products for the treatment of respiratory, allergy, dermatological, topical and cardiovascular conditions. Inyx focuses its expertise on both prescription and over-the-counter pharmaceutical products, and provides specialty pharmaceutical development and production consulting services. In addition, Inyx is developing its own proprietary products. The company’s operations are conducted through several wholly owned subsidiaries: Inyx USA, Ltd., based in Manati, Puerto Rico; Inyx Pharma Ltd. and Inyx Europe Limited, which owns and operates Ashton Pharmaceuticals Ltd., all near Manchester, England; Inyx Canada, Inc. in Toronto; and Exaeris, Inc., based in Exton, Pennsylvania. Inyx, Inc.’s corporate offices are in New York City. For more information, please visit: www.inyxgroup.com.

In addition, Inyx expects to close by September 30, 2006 its pending acquisition of a German pharmaceutical production business from a pan-European specialty pharmaceutical company, with which it is also entering into a strategic, 10-year collaboration agreement, whereby Inyx will become the exclusive manufacturing resource for the European company’s therapeutic products. These tandem transactions are expected to add materially to Inyx’s revenues and earnings, starting during the 2007 year.

Safe Harbor

Statements about Inyx’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

For more information, please contact:
Jay M. Green, Executive Vice President
Inyx, Inc.
212-838-1111
jgreen@inyxgroup.com

Bill Kelly, VP of Investor Relations & Corporate Communications
Inyx, Inc.
212-838-1111
bill.kelly@inyxgroup.com